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                                                                      EXHIBIT 11

                             GENERAL RE CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

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
                                                                   YEARS ENDED DECEMBER 31
                                                             ------------------------------------
                                                                1995         1994         1993
                                                             ----------   ----------   ----------
EARNINGS PER SHARE OF COMMON STOCK
Net income applicable to common stock (in millions)(a).....  $      814   $      654   $      700
                                                              =========    =========    =========
Average number of common shares outstanding(b).............  82,085,315   82,071,651   84,542,686
                                                              =========    =========    =========
Net income per share.......................................  $     9.92   $     7.97   $     8.28
                                                              =========    =========    =========

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(a) After deduction of preferred stock dividends of $11 million for the years ended December 31, 1995, 1994 and 1993.

(b) Fully diluted earnings per share are not reported because the effect of potentially dilutive securities was not significant.